UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-34131	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 17, 2009, Sinoenergy Corporation (the “Company”) entered into an agreement (the “December 2009 Agreement”) with the holders of the Company’s 12% senior notes due 2012 in the initial principal amount of $16,000,000 and the Company’s 3% senior convertible notes due 2012 in the principal amount of $14,000,000.  The December 2009 Agreement amended and supplemented the rights of the holders of the 12% senior notes and the 3% senior convertible notes set forth in the indentures relating to the issuance of the notes, as amended through October 5, 2009.  Pursuant to the December 2009 Agreement:

•
The Company agreed to repay the remaining balance due on the 12% senior notes of approximately $2 million by December 31, 2009.   In October 2009, the Company had agreed to pay the senior notes in full by November 30, 2009.  As of November 30, 2009, the Company had paid approximately $14 million with respect to those notes.  On December 23, 2009, the Company repaid the 12% senior notes in full.

•
The Company agreed to pay the convertible notes in the principal amount of $14 million in two installments, with an initial payment of $5 million being due ten days after the previously announced proposed merger with Skywide Capital Management Limited (“Skywide”) becomes effective and the balance 30 days thereafter.  Since the noteholders will not be converting the notes, the Company will be required to pay interest to provide the noteholders with a yield to maturity of 13.8% net of payments previously made.

•
The noteholders reduced the remaining obligation for liquidated damages for failure to register the shares of common stock issuable upon conversion of the convertible notes to $280,000, which is to be paid by December 31, 2009.

•	The provision that would have resulted in a further decrease in the conversion price of the convertible notes if the Company did not meet certain levels of net income was eliminated.

•
The provisions of the indenture relating to the reduction in the conversion price of the convertible notes if the Company issues stock at a price, or issue convertible securities with a conversion or exercise price, that is less than the conversion price (presently $4.20 per share) were eliminated

The foregoing information is a summary of the December 2009, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which is attached as an exhibit to this Current Report on Form 8-K.

Item 7.01  Regulation FD Disclosure

On December 11, 2009, the Company was advised by Nasdaq that the Nasdaq hearing panel has granted the Company’s request to remain listed on The Nasdaq Stock Market subject to the condition that on or before January 19, 2010, the Company shall inform the hearing panel that it has conducted its annual shareholders’ meeting.  Nasdaq further advised the Company that, if the Company is not able to comply with this condition, the panel will issue a final delisting determination. The Company is also required to advise Nasdaq of any significant event that occurs during this time which may call into question the ability of the Company to meet this requirement.  The Company plans to hold an annual meeting of shareholders for the sole purpose of electing directors on or prior to January 19, 2010.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1	Agreement dated December 17, 2009 by and among the Company, and Abax Nai Xin A Ltd., Abax Jade Ltd., and CCIF Petrol Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: December 23, 2009	/s/ Huang Bo
Huang Bo, Chief Executive Officer